Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
NetSuite Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-193964, 333-186972, 333-179467, 333-172245, 333-164864, 333-157307, 333-153039, and 333-148290) on Form S-8 of NetSuite Inc. of our report dated February 28, 2014, with respect to the consolidated balance sheets of NetSuite Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive loss, total equity, and cash flows for each of the years in the three-year period ended December 31, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 10-K of NetSuite Inc.

/s/KPMG LLP
Santa Clara, California
February 28, 2014